Exhibit 99.3

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Emerson and AspenTech Investor Presentation

Company Participants

•	Antonio Pietri, President and Chief Executive Officer

•	Chantelle Breithaupt, Chief Financial Officer

•	Colleen Mettler, Vice President of Investor Relations

•	Frank J. Dellaquila, Senior Executive Vice President & Chief Financial Officer

•	Surendralal Lanca Karsanbhai, President, Chief Executive Officer & Director

Other Participants

•	Jeff Sprague

•	Rob Oliver

•	Steve Tusa

Presentation

Operator

Good morning, and welcome to the Emerson and Aspen Technology Transaction Conference Call. All participants will be in listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Colleen Mettler, Vice President of Investor Relations at Emerson. Please go ahead.

Colleen Mettler

Thank you. Good morning, everyone, and thank you for joining us to discuss our exciting transaction with Aspen Technology. I encourage everyone to follow along with the slide presentation, which is available on our and AspenTech’s website.

As always, this presentation and responses to questions may include forward-looking statements, including the company’s outlook for the remainder of the year. Information on factors that could cause actual results to vary materially from those discussed today is available in Emerson and AspenTech’s most recent annual report on Form 10-K as filed with the SEC. After our remarks, we will hold Q&A. As you can see, we have a lot of information to go through this morning and would appreciate you limiting your question to one.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

With that, I’d now like to turn over the presentation to Emerson’s President and CEO, Lal Karsanbhai. Over to you, Lal.

Surendralal Lanca Karsanbhai

Thank you, Colleen, and thank you everyone for joining us this morning to discuss an exciting step forward for Emerson and for Aspen Technology.

Before I start, my name is Lal Karsanbhai as Colleen said, some of you don’t know me on the phone, I’m President and CEO of Emerson. And I’d like to thank the board of directors of Emerson, the board of directors of AspenTech, the management teams of both companies, but especially AspenTech’s CEO Antonio Pietri, who’s joined me here today. I’m very excited about this opportunity Antonio. Antonio and I have a lot in common particularly in terms of numbers, we’ve both been with our respective companies 26 years Antonio.

Antonio Pietri

That’s right.

Surendralal Lanca Karsanbhai

You’ve been however CEO for eight years and I’ve been CEO for eight months. So, we’ve got that commonality, but we both came to this country with dreams and I think as we take the step forward, we get to realize a lot of those together.

Antonio Pietri

Great, I appreciate that.

Surendralal Lanca Karsanbhai

And I’m joined by that. I’m also joined by Chantelle Breithaupt, Chief Financial Officer of AspenTech. Welcome, Chantelle.

Chantelle Breithaupt

Thank you. Good morning.

Surendralal Lanca Karsanbhai

And of course, my colleague and friend, Frank Dellaquila, Emerson’s Chief Financial Officer will also join us on the call today.

You will hear from each of these leaders during the call, and we will answer questions at the end.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

So let’s turn to Slide 5. One of my key priorities since taking over CEO has been to conduct a rigorous evaluation of our portfolio, while continuing to deliver results for our shareholders. We have worked hard to diversify our portfolio and pursue inorganic and organic paths, to drive higher underlying sales growth. In doing so, we identified our core capabilities and strengths that offer the greatest value creation opportunities. Building on our strong foundation of intelligent devices and control systems, Emerson has been investing in industrial software technologies for more than a decade. This strategy has been validated as our customers continue to prioritize software to help drive improvements in safety, reliability, emissions and productivity.

Today’s transaction is an important step in the acceleration of our software strategy as we are poised to deliver on this significant opportunity. We know in respect AspenTech immensely. From working closely with Antonio and his team on a successful commercial alliance that began in 2018. We have also admired the company’s performance and leadership in the industrial software arena over the years. By doing this transaction, Emerson will have a majority stake in AspenTech. And together, we are creating an enhanced high-performance industrial software leader that will serve the strategic objectives of both organizations. This is a win-win for Emerson and AspenTech shareholders, creating significant value from the strength of the new company and financial flexibility to fuel continued growth.

Let’s turn to Slide 6. Together, we are forming the new AspenTech consisting of existing AspenTech business plus Emerson’s OSI Inc and Geological Simulation Software business. The new AspenTech will be a more valuable, better positioned industrial software leader with the flexibility to accelerate investment and growth. Emerson will own 55% on a fully diluted basis of this newly highly competitive company vastly accelerating our software strategy. AspenTech shareholders are receiving significant immediate cash value plus 45% ownership of a new well diversified company.

Through this structure, combining capital and global expertise into an established industrial software leader with a pure play focus, prior combination, Antonio.

Antonio Pietri

It is, very exciting.

Surendralal Lanca Karsanbhai

With an unlevered balance sheet anchored by Emerson and a robust cash flow generation, new AspenTech is poised to greatly accelerate future growth with clear and focused investment priorities, independent of Emerson’s broader capital allocation needs. As a result, new AspenTech will become an engine for both organic and inorganic growth and we expect employees of OSI Inc and Geological Simulation Software platform and AspenTech to have enhanced career development opportunities, by being part of a technology-driven culture. We have tremendous respect for AspenTech’s strong foundation and exceptional team. And this investment is a reflection of our enduring belief in AspenTech’s value proposition and in our unique capabilities to accelerate its potential. New AspenTech will be an independent, publicly-traded company on NASDAQ and we operate under the AZPN ticker.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Let’s turn to Slide 7, please. To contextualize this transaction, I want to take a moment to share a bit about Emerson. Emerson is a diversified company with more than $18 billion in revenue and approximately 87,000 employees globally. Today, approximately two-thirds of our business is comprised of automation solutions and the remaining third made up by commercial and residential solutions. Emerson is a purpose-driven company. We drive innovation that makes the world healthier, safer, smarter and more sustainable. And culture as many of you know is a cornerstone of our transforming strategy — our transformational strategy, as we modernize Emerson to better serve our various stakeholders, especially our employees.

Technology and the innovation are at our core and we have an extensive IP portfolio serving essential industries, including life sciences, power and energy. This transaction is a key step in our journey, as we continue to position our portfolio towards higher growth, higher margin markets. I’m very excited about this partnership with AspenTech, as hopefully you can tell, which represents the largest industrial software transaction to date.

Let’s go on to Slide 8, which depicts the industrial software market opportunity that we estimate as Antonio and I have targeted a $60 billion opportunity, which is growing very rapidly. The market opportunity span from engineering and design, to production control and management, all the way to asset reliability and optimization. The industrial software markets are unique in that unlike horizontal software in these markets, expertise in a application knowledge, across the full range of the industry, really matter, to bring the value and insight to our customers. In putting this transaction together, Antonio and I saw an attractive opportunity to capitalize on this evolving landscape and bring our combined expertise together. I’m personally energized to expand our presence across the diverse end markets and bring our customers access to a pure play software organization.

Turning to Slide 9. As you can see, on the left, over the last 30 years, manufacturing investment in software has grown significantly and that’s been driven by trends, megatrends, like digital transformation and sustainability. And we expect this trajectory to continue. Based on these megatrends, customers are seeking software partners to help improve performance along a number of dimensions, including safety, reliability, production efficiency, while also looking to reduce their emissions.

Let’s turn to Slide number 10. As part of this transaction, Emerson is contributing OSI Inc, and its geological simulation software business, standalone software businesses with approximately $300 million of revenue to the new AspenTech. The new AspenTech will be even better positioned to help customers advance their businesses by making them more efficient and sustainable with these assets. We will retain approximately $1 billion of control-related software, whose technologies intrinsically tied to our control systems into our sales channels. Emerson will continue to grow and invest in control-related and embedded software that is essential to our control systems and we work very closely with AspenTech with their technology. The New AspenTech will have the financial and strategic flexibility to grow its standalone software business.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

On Slide 11, the New AspenTech will serve a wide range of industrial automation in markets and deliver enhanced value for customers, while driving growth for both Emerson shareholders and New AspenTech shareholders. AspenTech is a proven pure-play software leader. And through the contribution of Emerson’s OSI and Geological Simulation Software businesses, we’re bringing together two software leaders. This transaction enables us to share technologies, drive innovation and develop new products across our combined 1,400 software engineers. On a pro forma basis, New AspenTech is expected to have annual revenues of $1.1 billion, adjusted EBITDA of nearly $500 million and over $360 million free cash flow before synergies, that is expected to achieve mid-teens annual spend growth through 2026. New AspenTech creates a strong platform for value enhancing transactions with greater scale and even stronger balance sheet to accelerate growth through M&A. That’s a very exciting part of it.

Antonio Pietri

It is.

Surendralal Lanca Karsanbhai

On Slide 12, the enhanced company will offer solutions that expand asset lifecycle across engineering and design, operations and maintenance and asset performance optimization. With the additional capabilities of OSI Inc and Geological Simulation Software, New AspenTech will expand into new high growth markets. In process and hybrid industries, the AspenTech portfolio provides broad capabilities in engineering and design. While OSI Inc provides unique capabilities in power transmission and distribution in support of grid modernization and reliability.

This is going to be particularly important with the extraordinary growth of renewables. New AspenTech will also be well positioned to support blue chip customers, sustainability needs in current and new energy transition markets, in addition to rapidly growing adjacent markets, such as biofuels, hydrogen and carbon capture.

Looking at Chart 13, we’ve talked about the transaction structure and how this will create value with both Emerson and AspenTech shareholders having ownership of the new AspenTech. In addition to the pre-synergy pro-forma revenue and EBITDA figures we referenced earlier, we expect to deliver a $110 million of EBITDA from cost, business model transformation and revenue synergies by year five and an additional $45 million of EBITDA synergies at Emerson. We estimate the total synergies at AspenTech are worth $2.4 billion, while the synergies that Emerson are worth $600 million. That’s $3 billion of estimated new value across the two companies.

Going forward, I’m delighted to have Antonio as CEO alongside Chantelle, and the core of the AspenTech management team. The new company’s board of directors will consist of nine directors, five of whom will be designated by Emerson consistent with 55% ownership. Jill Smith, the current chair of AspenTech will serve as the Chair of the Board of Directors and I’m very excited for Jill.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Our two companies have worked together since 2018, when we formed our commercial alliance and we’ve put together a comprehensive governance agreements as well as a key operating and commercial terms that will underpin our working relationship going forward. AspenTech has a great cultural fit with Emerson and this further gives me confidence in the power of our combination. This transaction of course is subject to the approval of AspenTech shareholders and customary closing conditions and is expected to close in the second quarter of 2022.

Turning to Slide 14, my last chart here, and I’m going to turn it over to Antonio. As CEO of Emerson, my mission is to generate value enhancing opportunities for Emerson shareholders. And this innovative approach to capital deployment delivers on that promise. Emerson is contributing approximately $6 billion in cash and $2.5 billion of assets. In exchange Emerson will own 55% of AspenTech including the substantial synergies at AspenTech created through the combination plus a 100% of synergies at Emerson.

The new AspenTech will be a highly valuable pure-play software company. Today, AspenTech peers trade at a medium multiple of 34 times forward EBITDA. Over the last three years, that multiple has averaged around 27 times. If you assume new AspenTech TAM over time trade at these pure levels, Emerson’s value could grow to $9 billion to $11 billion. Personally, Antonio, I don’t want to stop there. Given that this business can be a platform for further investment, including M&A as you and I have talked about. But needless to say, this is a very attractive value creation in a deal with a strong strategic fit and cultural fit as well. Frank will go over some more details of Emerson’s financial highlights later in the presentation.

With that, I’ll hand it over to Antonio. Antonio, I’m so proud to sit across the table from you today, as we did on July 13 on our (inaudible) Boston, and so happy about our future, and I turn it to you at this point.

Antonio Pietri

Great. Thank you, Lal and good morning, everyone. First of all, let me introduce myself. I’m Antonio Pietri, President and CEO of Aspen Technology. Being the President and CEO of Aspen Technology for eight years as Lal highlighted, I told Lal that when my tenure is eight years and his is eight months, his months will go a lot faster than my years, but eventually, I’m sure he will catch up to me.

Second, I want to recognize and thank you Lal for the kind words, not only about me and Chantelle and the AspenTech team, but also about the company. What you will find in AspenTech is a company with tremendous people, but unbelievable passion for what we do and that’s what really drives the innovation and the creativity in the company. So very much appreciative for this.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

When I first met Lal in person that now dinner, that is being quoted, it was my first time I talked to him a few times over the phone, but what I — in person what comes across from Lal, his great humbleness and really passion for not only Emerson, but what can be accomplished in the new AspenTech going forward. And I felt that I could have a true partner in trusting the new AspenTech on someone like Lal and Emerson, okay. So, and sometimes if you look beyond the technicalities of a transaction, the technology and the value creation comes down to people and I believe on Emerson, Aspen Technology will have a great partner that has similar culture, philosophy and passion for what you do. So, really appreciate that.

Yes, so let me get a little bit into Aspen Technology since some of you may not know about Aspen Technology. First of all, we’re the global leader in industrial asset optimization solutions. The company’s been around for 40 years and we have the broadest and deepest portfolio of software in the industrial space targeted at the [ph] process industries and engineering design.

We have a globally diversified customer base about 2,400 customers on a global basis. Really, the who’s who of this industry is 20 of — out of the largest 20 chemical companies, 20 out of the largest 20 engineering construction companies, 19 out of the largest 20 petroleum, oil and gas companies and that’s because, of course, we cannot trade with the Government of Iran and that’s where one of the oil companies lies.

But in all of that, our customers believe that our solutions are mission critical for their operations, because of the value that we create and over time our technologies have driven tremendous efficiencies in our customers’ operations and today, we estimate that the installed base of our products and our customers’ operations create about $59 billion annually in value for these customers and that’s about a 100 to 1 ratio from a standpoint of cost to benefit.

More so lately, though, what we’re finding is that customers are putting a greater emphasis on the sustainability benefits from our technologies. And while our technologies have always delivered that sustainability, it is now coming to the forefront because as we all know everyone is and we’re all very focused on addressing CO2 emissions and achieving net zero carbon emissions over the long run. So our customers are putting a lot more emphasis on that benefit.

And what we also see is that where the crossroads of significant secular trends in these industries digitalization, sustainability as I just said, and I would also like to point out that the end market dynamics are only but improving. If you look at the key metrics that AspenTech relies on from our customers, global economic growth, the price of commodities around oil and gas, chemicals and so on, are up on to the right and we feel very good about our outlook over the next five years as well.

Ultimately, what AspenTech is best known for is our execution. We’ve always had twin ambitions of best-in-class profitability and double-digit growth and AspenTech if not the most profitable publicly-traded company, we are one of the top profitable publicly-traded companies. And that is reflected in our numbers, 50% non-GAAP operating margins against Daniel spend, best-in-class free cash flow on a percentage basis of annual spend. And while our annual spend growth over the last few years has been in the high-single digit, this is being bookended by two major micro disruptions, which are — we hope we’re leaving behind as we look forward.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Now having said all that, our board of directors and myself felt that strategic review of our business was important and this was something that we did beginning late last year into early this year where we felt diversification was an important strategic pathway for AspenTech, but also scale in a world where certainly acquisitions are becoming more commonplace and therefore having the capital for those acquisitions is important. And as a result of that process, we decided to embark on an evaluation of potential strategic partners and it’s all culminating today with the work that we’re doing and what we’re announcing this morning.

Look, again when we look at the OSI business on Slide 17 and the Geological Simulation Software business, what I — beyond the technology and the presence in the market in getting to know some of the leaders of those businesses during diligence, what we also found was people with the similar dedication and passion for their industry and their customers. And in the case of the OSI business, we’re talking about electrical engineers for the most part on the case of AspenTech chemical engineers and equally on the geological and simulation software business is petroleum and geological engineers as well. But tremendous passion for what they do and our customers and on that basis, we feel very good that it will be a tremendous cultural fit between the two companies as we move forward and focus on our customers.

Now, these two businesses are high quality businesses. The OSI business has projected revenues for 2022 of $220 million and also projecting double-digit growth, while the Geological and Simulation Software business is projecting 2022 revenues of about $130 million and single-digit growth as well. We see tremendous opportunities. The OSI business is also at the center of major mega trends, decarbonization, digitalization and the decentralization of the power system into smart grid and micro grid. And also on the Geological Simulation Software, certainly the reservoir modeling as we optimize production of oil and gas.

But also as you think about decarbonization and the re-injection of CO2 into geological formations for carbon capture and sequestration, this technology will play a pivotal role in sustainability going forward, sort of the reverse. It’s been used to produce oil and gas. Now, we’re going to use it to inject CO2 back into these geological formations to decarbonize the world going forward. So the combination of these two businesses is projected today at $350 million in revenue, double-digit growth, a $110 million of adjusted EBITDA and about $80 million of free cash flow.

So on Slide 18, if you now look at this combination of AspenTech and the Emerson businesses, what we have achieved in one fell swoop is scale diversification and the goal really here is as we take these two businesses, is to really not only build on what’s already best-in-class, but make the whole like Aspen Technology looks today best-in-class company, global industrial software powerhouse, mission-critical products for our customers across the capital asset life cycle, design, operate and maintain. As I talk about, the deep domain expertise in the whole, tremendous leadership in serving these industries. And then what else can be done into pharmaceuticals, into metals and mining and this is where our partnership with Emerson will come through.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

We’re committed to expanding our commercial relationship as a separate and independent companies, but certainly leveraging Emerson’s tremendous channels to markets and installed base of $120 billion when they told me the figure, I almost fell off my chair but also a sales organization of about 12,000 people in the 87,000 employees of Emerson. And this will allows us to accelerate our growth into pharmaceuticals, into metals and mining and other industries.

A strong financial profile, the opportunity here is to really unlock the value that exists in the OSI and Geological Simulation Software businesses by turning those businesses into recurring revenue businesses, high-margin with a strong free cash flow, we find significant energy opportunities around revenue, cost and value creation from the transformation of these businesses and then building a platform that we can use for more acquisitions and to expand into adjacencies.

On Slide 19, what I want to highlight is that, this transaction makes us spend even more relevant for sustainability going forward. You’ve heard us talk in the past about what our technologies do, our multi-variable control technology, Dow Chemical has referenced that through the use of that technology and optimization from AspenTech. They’ve created about $700 million in cumulative savings, but also reduced emissions by about 80% over nine years in their operations.

Now we have the OSI energy management system and advanced distribution management system solutions at their Salt River Project, the third largest US public utility. They are using these capabilities to help reach — to help them reach their goal of 65% carbon emission reductions by 2035. Here the opportunity around their Geological Simulation business, Aspen Plus, our leading modeling and simulation software combined with the Geological Simulation Software, not only, can we model the operations of extracting CO2 from processes, but then user capabilities to model the carbon storage optimization and eventually around circularity and carbon and waste management as well. So tremendous opportunities around sustainability.

If you go to Slide 20 and this is perhaps very close to my heart because I was a Head of Operations in Aspen Technology, when we went for a revenue model conversion, what you find today in the OSI business and the Geological Simulation Software businesses, our two businesses that look exactly like our manufacturing supply chain solutions back in 2009, a perpetual software business with a lot of services that are critical to deliver the value for customers. And at term software license business that was our engineering software business. In 2009, we embarked on a transformation of those businesses to turn them into a subscription revenue businesses, but also more importantly a new licensing — software licensing model tokens and tokenization.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

So we expect that in this transformation over the next few years, we will convert these two businesses into sort of recurring revenue businesses, long-term contracts 5 to 6 years into a token licensing model business, we’ll create suites around these businesses and today, they already have a lot of capabilities that can be leveraged into those suites, where we will then start looking at annual spend as a growth businesses and we’ll streamline these businesses from a standpoint of their operations and services to eventually reach a profile that looks exactly like Aspen Technology looks today. So tremendous value creation and this is exciting. We have done this and we did it very successfully. We are recognized in the software industry for being one of the companies that led these perpetual to term conversions, the tokenization model and we will do it again and this is very exciting for us.

On Slide 21, look, I won’t get into too much of the details, but we expect significant revenue and cost synergies from all of this. Revenue synergies around leveraging our capabilities as we go into our common customers with each of the solutions. The business model transformation synergies equally and then cost synergies that come from leveraging R&D, SG&A optimization, but also how do we rationalize as we operate at much greater scale. So we expect synergies of about $110 million in total EBITDA over 5 years, $40 million in cost savings and as Lal mentioned, almost $2.4 billion in value creation through the synergies.

On a Slide 22, look, a scale is really about our ability to compete and outperform in the software space today and today we have achieved that scale. Emerson as a partner will be a tremendous source of certainly financial support, but also expertise around M&A, around their understanding of the software space, capabilities to integrate asset as we require them and then the financial benefit that we will have from a standpoint of acquiring and benefiting from the high multiple that Aspen Technology will enjoy and other benefits. So, greater strategic benefits around leveraging this outcome as a platform for future growth and unlocking tremendous value in future opportunities.

Then on Slide 23, this is really about my message to the Aspen Technology investors and shareholders back in February when we did our Investor Day. Back then in February, we talked about our journey to a $1 billion and achieving that by 2025 with best-in-class margins and profitability, diversifying the company into other Industries and making ourselves more relevant around sustainability. Well, six months, seven months later, we have achieved.

And there was certainly questions about our journey to a $1 billion and whether that was going to be possible in the timeline that we outlined, well, here we are. The outcome of all of this is a $1.1 billion company with very high margins and diversified into new industries, we will see — our ambitions are not stopping here as Chantelle will talk in more detail, we will lay out a model where we expect to be $1.5 billion by 2026 with best-in-class margins, like the margins we have today and certainly double-digit growth, because those are our ambitions, best-in-class profitability double-digit growth. And I know this is what Lal is excited about, the Emerson team is excited about thus this is what my board and the Chantelle and the AspenTech management team is about and we can wait two to get to work on this.

So, I hope you all appreciate that there are certainly many pathways to achieving objectives and we have done so. Now we’re recalibrating at a bigger scale, better capitalize, what you have in AspenTech is not only a company with scale, but we’re being left with the same debt and leverage that we had before all of this happening and this was something that was very attractive about the structure of this deal, where Lal proposed to me and the AspenTech board in due time.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

So, with that, look, I just want to say, I’ve been saying all along, I’ve never been as excited about the future of Aspen Technology as I am today and today, I’m even more excited. We now have a tremendous platform for growth. Again, I want to thank Lal and the Emerson team, the Emerson board for the unanimous support to — for this transaction and we will make sure that we reward the trust that you put in on us love. Thank you. Great. So Chantelle — Chantelle is now going to tell you even more exciting news here. So go ahead.

Chantelle Breithaupt

Thank you, Antonio, and thank you, Lal. It’s a pleasure to be here today with you and Frank as well. I would like to start by providing some color on the financial profile of Emerson’s OSI and Geological Simulation Software businesses, standalone AspenTech and what we expect for the combined entity.

If I can now refer you to Slide 25, on a combined basis, New AspenTech is expected to achieve approximately $1.07 billion of revenue in fiscal 2022 and generate approximately $490 million of adjusted EBITDA and $360 million of free cash flow. AspenTech represents about 2/3 of the expected revenue and has adjusted EBITDA margins in the low-50s, while OSI and Geological Simulation Software will represent the other third of the revenue and has adjusted EBITDA margins currently in the low 30s.

From an annual spend perspective, we expect the combined company to generate roughly $800 million for fiscal 2022. Please note that because of OSI and geological simulations current business model, annual spend is estimated to be $140 million in fiscal 2022. This is due to the fact that annual spend does not capture perpetual license contracts. As a result we are evaluating introducing annual contract value or ACV as our primary growth metric starting in fiscal 2023.

While similar to annual spend ACV will capture the impact of perpetual license and provide a better view of the underlying growth dynamics of the business during this revenue model transition. I would note that AspenTech has gotten off to a strong start this year. We expect annual spend for the first quarter to be approximately $629 million, up 5.5% year-over-year. We’ll provide more detail on our regular earnings call in a few weeks.

On to Slide 26. As we look to the future, we are very confident that New AspenTech will have a best-in-class profitability profile with increased scale, diversification and growth. As Antonio mentioned earlier, we are now targeting $1.5 billion of annual spend by the end of fiscal 2026.

This equates to a mid-teens compound annual growth rate. From a profitability perspective, we expect non-GAAP operating margin to be 47% to 50% and free cash flow margin of 41% to 44%. These growth rates and margin targets are consistent with the long-term model we outlined at our Investor Day earlier this year. This represents significant expected margin expansion from our pro forma fiscal 2022 adjusted EBITDA and free cash flow margin forecast of the mid-40s and mid-30s respectively.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

One of the really attractive parts of this transaction is the diversification of our end market exposure, power transmission and distribution will become our second largest vertical at 22% with an attractive double-digit growth profile. From a capital allocation perspective, we intend to use the same framework at New AspenTech we have used in the past, which prioritizes organic and inorganic investments and then returns excess capital to shareholders through share repurchases.

As previously mentioned, New AspenTech is an ideal platform for future acquisitions, and it is our expectations that New AspenTech will be more acquisitive, that we have been historically. In the near-term, we intend to continue executing on our fiscal 2022 share repurchase program, which calls for buying back up to $50 million of stock per quarter starting in the second quarter.

Now onto Slide 27. For AspenTech shareholders, we believe this transaction will generate significant value. We estimate that the contributed Emerson software assets are worth $2.5 billion or $40 per AspenTech share. Together with the $6 billion of cash consideration being paid by Emerson, AspenTech shareholders are being offered approximately $160 per share before synergies, which is a 27% premium to AspenTech’s unaffected market cap.

In addition, we have an in-depth plan to achieve $110 million of annual synergies by year five, of which $40 million will come from cost savings. We estimate these synergies represent $2.4 billion of value of which AspenTech shareholders would receive $1.1 billion, bringing the total transaction value to $12 billion or $176 per share, a 40% premium. Overall, we believe this transaction is an attractive structure that will give our shareholders upfront liquidity and the opportunity to benefit from New AspenTech’s increased scale, expanded growth opportunities and future margin expansion.

Before we’d open it up to questions, I will turn it over to Frank Dellaquila who will touch on some of the financial highlights and next steps for Emerson and AspenTech.

Frank J. Dellaquila

Thank you, Chantelle and good morning, everyone. Thanks again for joining us on this big day. I’m Frank Dellaquila, Emerson’s CFO. You’ve heard an awful lot that’s good about this transaction from all three of my colleagues here.

I’ll spend the next few minutes summarizing some of the key benefits and aspects of the transaction from the perspective of the Emerson shareholder. If you please turn it to Slide 29, value creation first, and most importantly, we believe this is a highly strategic and value creating transaction for Emerson’s shareholders if you’ve heard that throughout this presentation. I’ll summarize some of the drivers of the value creation and I’ll provide a bit more detail in a moment.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Emerson and AspenTech have a great working relationship as a result of the strategic alliance that we’ve had for several years, which — that will enable us to get off to a fast start given the familiarity of our companies.

From a reporting standpoint, Emerson will fully consolidate AspenTech into its financial statements. With the customary purchase accounting adjustments on the books of both companies. We will begin to amend supplementary non-GAAP reporting for EBIT and earnings per share to exclude amortization of intangible assets. Going forward, we expect the transaction to be earnings per share accretive on this basis after the first year.

We will continue to have a strong investment grade balance sheet and that will give us the flexibility to deploy capital to the advantage of our shareholders to invest both organically and through acquisitions in the future of our company. Financial leverage will be in the mid twos measured by debt to EBITDA at the closing of the transaction and will improve rapidly due to the strong combined cash flow of the companies and the disciplined capital allocation that Emerson historically observes after a significant transaction. In addition, we are committed to Emerson’s dividend, which has increased for 65 consecutive years.

Before, I move on to some additional details, I just want to call your attention to the fact that in the press release we reaffirmed our fiscal 2021 underlying sales guidance of 5% to 6%, and our adjusted EPS guidance of $4.06 to $4.08. We’re pleased to be able to reaffirm this guidance in this difficult operating environment and it’s a testament to all of the Emerson people around the world who worked hard to make that happen.

If you please turn to Slide 30, just a few words about the synergies that are enabled by the transaction. Antonio mentioned, the $110 million of EBITDA synergies at AspenTech and we anticipate an additional $45 million of EBITDA synergies at Emerson driven primarily by the enhanced commercial alliance that we will have, which will be a meaningful expansion from our current partnership. The synergies are largely revenue driven based on tangible and specific business opportunities created by the complementarity of our product and solution portfolio across the two companies, who will be able to accelerate our strategic alliance by broadening the scope of AspenTech product coverage and leveraging it through Emerson’s global salesforce.

In addition, there will be technology collaboration. We will unify platforms for critical customer needs such as analytics, predictive capability, and improved uptime. And additionally, as Antonio mentioned, the software business model expertise that AspenTech has proven over the years will help Emerson transform the revenue model for its portfolio of — its retained portfolio of control related software. We will learn, we will also move quickly to implement savings from rationalizing the cost structure of the businesses we retain. All of these benefits will accrue to the benefit of Emerson’s shareholders.

If you’ll please turn to Slide 31. We believe Emerson’s shareholders should be pleased with this transaction for both the long-term benefits that will come from being a prominent force in the industrial software landscape, but importantly for the near term financial benefits that result.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Emerson’s shareholders will own 55% of AspenTech, a premier industrial software company in its own right, that will be enhanced by the high quality assets contributed by Emerson. On the left hand side of this slide, you can see that New AspenTech benchmarks very favorably to its industrial software peer group with revenue growth exceeding 10%, and margins that are at 10-point premium point premium to the median of its peer group.

For Emerson’s shareholders, the value creation of the transaction comes from three sources. Looking from left to right on the chart, you see that Emerson is contributing two businesses OSI and its geological modeling software business along with $6 billion of cash. The business is valued at about $2.5 billion. So our total investment is about $8.5 billion. After closing the transaction, as you walk across to the right, Emerson will own 55% of the new AspenTech, which we believe will be a premium valued company given its growth and cash flow characteristics, and that point is key. Emerson will also benefit from owning 55% of the roughly $2.4 billion of synergies that Antonio described; and the third source will be the synergies, we ourselves realize which I summarized a moment ago.

Applying a range of multiples for AspenTech peer group, founded by the current peer median and historical median it indicates value accretion for Emerson shareholders are between $0.5 billion and $2.5 billion to be realized over time as the synergies are achieved. Additionally, AspenTech’s strong financial profile and deep industry knowledge will enhance Emerson’s ability to explore additional acquisition opportunities in this space. We are confident of our ability to together deliver this value to our shareholders and hopefully, exceed the expectations that we have setting out today.

If you please go to Slide 32. Just finally some closing comments as we conclude our prepared remarks. I just want to note that the transaction is subject to customary closing conditions, we’ll have the usual filings along competition and there will be other regulatory approvals and ultimately there will be an AspenTech shareholder vote. We hope, we have a timeline that will enable us to get all of that done sometime during the second calendar quarter of 2022. And with that, I’d like to hand the call back over to Lao and Antonio and we will open it up for questions.

Surendralal Lanca Karsanbhai

Thank you. Frank, Chantelle. Thank you Antonio. Thank you. And just one last comment before I turn it over to questions and to Colleen. These types of transaction don’t occur unless there’s a meeting of the minds of two CEOs. And there is phenomenal alignment, and I have a tremendous appreciation for the creativity that Antonio brings to the table but up — but foremost respect for what he has accomplished and I entrust in what he will accomplish with this asset. So I’m incredibly energized.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Antonio Pietri

Thank you, Lal. Thank you. Appreciate those words, thank you.

Colleen Mettler

And now we’ll turn it over to Q&A.

Questions And Answers

Operator

(Question And Answer)

Thank you. And we will now begin the question-and-answer session. (Operator Instructions) And our first question today will come from Steve Tusa of JPMorgan. Please go ahead.

Q - Steve Tusa

Hi. Good morning.

A - Surendralal Lanca Karsanbhai

Good morning Steve.

Q - Steve Tusa

Congratulations on the transaction.

A - Surendralal Lanca Karsanbhai

Thanks, Steve. Good to hear your voice.

Q - Steve Tusa

It’s great to hear yours too Lal. On Slide 29, the adjusted EPS, you’re talking about. Are you guys going to cash EPS, now it looks like it excludes amortization?

A - Frank J. Dellaquila

Yeah, that’s the plan. Hi, this is Frank. That is the plan Steve. We’re going to take the current adjusted EPS that we’ve had since 2020, and we’re going to additionally exclude amortization of intangibles, correct.

Q - Steve Tusa

Okay. So how much does that add to EPS? What’s the level of EPS that adds?

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

A - Frank J. Dellaquila

Well, we’ll have to restate for both years and the transaction will be accretive on that basis, Steve. We can go through the numbers later.

Q - Steve Tusa

Okay. And then just on your — on your capital allocation plans from here, are you, what’s your plan? I mean, you said you’re going to be investment grade. Where will you be? What will you be doing in the next couple of years? Will there be debt reduction buy-backs? Just kind of what’s the visibility on the other elements of capital allocation as this thing progresses?

A - Frank J. Dellaquila

There’ll be both. I mean, historically, Steve, when we’ve done a big transaction, we’ve kind of dialed back share repurchase, but we’ve certainly continued it. We’ll make a decision as to how much as we go through time. And certainly, the emphasis will be on debt reduction to kind of de-leverage the balance sheet from the peak at closing. So they’ll be — what? Go ahead.

Q - Steve Tusa

Do you need to sell something to do that?

A - Frank J. Dellaquila

No, we don’t need to sell something to do that. But I mean, Lal has been clear around the portfolio. We will be active around the portfolio, but we do not need to sell something to do that.

A - Colleen Mettler

Thank you, Steve.

Q - Steve Tusa

Thanks.

A - Surendralal Lanca Karsanbhai

Thanks

Operator

Our next question today will come from Rob Oliver of Baird. Please go ahead.

Q - Rob Oliver

Great. Good morning. Thank you very much for taking my question. Lal, good to meet you and your team and Antonio. Thanks and congrats everybody. Just a couple of questions for me. One and then one quick follow-up. So Antonio, when you look at the assets that will be coming over into the new Aspen OSI and Geo, what is it in particular,

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

that excites you the most, and perhaps some of those, where is the hole maybe that is being filled that you think represents maybe the biggest incremental opportunity for New Co Aspen? And then I have a quick follow-up. Thanks.

A - Antonio Pietri

Well, I mean look. First and foremost, these are two great franchises on their own and the talent and the passion as I said is what excites me because that’s what drives innovation and creativity in the software space. But more importantly as well, look the OSI business is in the middle of what’s going to be a 30 or 40 year trend around electrification. Now Aspen technology is incredibly relevant for the power industry and really for the global economy as a whole around electrification.

You’ve probably heard of some of our customers in the chemical space. They are talking about electrical ethylene crackers, where basically, they’re not going to use gas to fuel the conversion of naphtha or natural gas into plastics, they are going to use electricity. And we’re going to be able to take those capabilities into our customer base and talk to them about optimizing their micro grid and their power sources.

Look on the Geo side as you refer to it. It complements the supply chain for oil and gas. For Aspen Technology, we’ve been into — into a downstream, midstream, some into upstream now with the geological simulation software. Now, we have, we covered the entire supply chain from reservoir to fuels distribution and then across into the chemical supply chain and AspenTech is the company that will be able to do that in the space. And as I said, look, it’s not only about reservoir modeling and production optimization in order to extract resources from the ground, it is about injecting CO2 into the ground. So these two businesses enhance the profile of Aspen Technology around sustainability and that’s very exciting.

Q - Rob Oliver

Great. And my follow-up is around the revenue model for the two assets that will move over into the New Aspen. You guys called out that they are not currently a subscription or recurring revenue models and I think rightfully was pointed out that you guys were a pioneer in that pivot. I mean you guys move to subscription before Adobe, we often tell investors and did that extremely well and executed well on it. That said, these changes in revenue models do introduce an opportunity for customers to assess and often do bake off. So, just curious, how you think about that, how sticky those businesses are and what sort of timeline we should think on the conversion to recurring revenue model for the new assets? Thank you guys very much.

A - Surendralal Lanca Karsanbhai

Let me — and thank you Rob, let me — let me perhaps correct at least from our standpoint our perspective. Look, when we did our conversion between 2009 and 2014, 2015, not a single customer took the opportunity to do a bake off in this conversion. They — they saw the incredible value from now, having access to a suite of products and using tokens as an agnostic licensing mechanism to install and get value from those products. The same thing will happen here, and look the transition that we undertook was for four to five years and we expect that similarly it will take the same time here.

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

Q - Rob Oliver

Thanks again and best wishes.

A - Antonio Pietri

Thank you.

A - Surendralal Lanca Karsanbhai

Thanks, Rob.

Operator

The next question is from Jeff Sprague of Vertical Research. Please go ahead.

Q - Jeff Sprague

Thank you. Good morning. Congrats on the deal. Well, I was wondering if we could just get a little more context, on your view about diversifying from oil and gas exposure. Obviously, AspenTech as a starting point, actually has higher exposure than Emerson. And I was also wondering if you could address what’s actually going on in that EPC piece of the Aspen business? Is there any kind of secondary or tertiary energy exposure in that part of the portfolio?

A - Surendralal Lanca Karsanbhai

Yes. I’ll let Antonio to answer the EPC, Jeff, but thank you for the questions. Look, as I think about AspenTech, AspenTech is not an oil and gas company. AspenTech is an industrial software leader with a set of technologies that is applicable, Jeff, across many industries from life sciences to metals and mining through the energy markets that they traditionally grew up in, but those customers themselves as Antonio so aptly described, are undergoing a tremendous transformation and the suite of technologies that we bring to the table through AspenTech are able to solve those solutions. They’re able to journey those customers to that net zero environment that they’ve all committed to. So, very important for us to think about that way.

Furthermore, the new AspenTech is now a more diversified company instantly upon close. With T&D being its second largest segment and growing at a very high rate and the opportunities, obviously then forward on inorganic activity that we both will pursue aggressively. Antonio on the EPC if you —

A - Antonio Pietri

Yeah. No, thank you Lal. And you got it right. And look on EPC, EPS companies are themselves going through a transformation. We — these customers are opening up their technology portfolios into sustainability plays, whether that is hydrogen or circularity

Company Name: Aspen Technology Inc

Company Ticker: AZPN US Equity

Date: 2021-10-11

around plastics, biofuels. So, we see them beginning to leverage our technologies to design facilities in those segments and I think that’s a transition that will happen over — over many years, and I look at — my belief and opinion is that Aspen Technologies relevance in certainly oil and gas EPCs chemicals, but now power and in the future other industries will only increase, because at the end of the day, the chemistry and the physics of the world will always be there and that’s what we do, whether it’s around sustainability or process industries.

A - Colleen Mettler

Thank you. And with that, that’s our last question and we will conclude the call.

A - Surendralal Lanca Karsanbhai

Thank you.

A - Frank J. Dellaquila

Thank you.

A - Antonio Pietri

Thank you, everyone.

A - Chantelle Breithaupt

Thank you.

Operator

All right, ladies and gentlemen, this concludes the question-and-answer session, and also concludes the Emerson and Aspen Technology transaction conference call. We do thank you for attending today’s presentation. You may now disconnect your lines.

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